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599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com

                                                                    NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

     International DisplayWorks, Inc. Reports 26% increase in Third Quarter
                        Sales over Second Quarter Sales


     Rocklin, California, September 18, 2003. International DisplayWorks, Inc. ("IDW") today reported sales for the third quarter ended July 31, 2003 up 11% on the comparative quarter ended July 31, 2002, and up 26% on the previous quarter ended April 30, 2003. Sales were $5,889,000 for the third quarter ended July 31, 2003, $4,688,000 for the second quarter ended April 30, 2003 and $5,316,000 for the quarter ended July 31, 2002.

     Margins of 22% for the quarter were a 2% improvement on the previous quarter but 3% lower than the comparative quarter of 2002.

     Operating expenses were approximately $1.5 million for the third quarter ended July 31, 2003 and approximately $1.6 million for the third quarter ended July 31, 2002. As a percentage of sales, operating expenses were 26% and 30% for the quarters in 2003 and 2002, respectively.

     For the third quarter ended July 31, 2003, IDW showed a fully diluted loss of approximately $0.02 per share vs. $0.02 loss for the same period in 2002. The fully diluted loss per share for the nine-month period ended July 31, 2003 was $0.05 compared with $0.04 for the same nine-month period in 2002.

     IDW Chairman and CEO Steve Kircher commented, "Sales have resumed their upward trend following the weaker second quarter when sales volumes and margins were affected by the uncertainties stemming from the war in Iraq and the effects of SARS (Severe Acute Respiratory Syndrome). Margins were still affected in the current quarter, caused in part by labor inefficiencies and increased overtime due to a government imposed ban on recruitment to prevent the spread of SARS that was not lifted until June 2003. The sales growth has resulted in the need for additional capital. IDW has raised $1,000,000 through the issuance of long-term debt and warrants and $500,000 through the issuance of equity, in the form of the Company's common stock at $0.30 per share, of which $500,000 of long-term debt was raised prior to the quarter ended July 31, 2003."

     The following tables represent the results of operations and earnings per share for the third quarter and nine months ended July 31, 2003 and 2002:

Third Quarter (in thousands except
share data)
                                           July 31, 2003        July 31, 2002
Sales                                             $5,889               $5,316
Net Loss                                           $(314)               $(347)
Average Shares Outstanding                    19,318,246         19,351,24619
Loss Per Share (fully diluted)                    $(0.02)              $(0.02)



Nine-months  (in thousands except
share data)
                                           July 31, 2003        July 31, 2002
Sales                                            $15,698              $15,510
Net Loss                                           $(918)               $(824)
Avg. Shares                                   19,294,921         19,331,24619
Loss Per Share (fully diluted)                    $(0.05)              $(0.04)


About International DisplayWorks, Inc.

     International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company manufactures its products in a 270,000 square feet manufacturing facility in the People's Republic of China (PRC) and employs approximately 1,500 persons. Sales offices are located in Rocklin, CA, U.S.A., Hong Kong, United Kingdom, and Shenzhen, PRC.

For additional information contact:
Steve Kircher - (916) 415-0864            or:   Investor Relations
CEO, International DisplayWorks, Inc.           at investor-relations@idwusa.com

The International DisplayWorks, Inc. website is www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW" or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein) and the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

Keyword: California  Industry Keywords: Liquid Crystal Display, LCD, Electronics